Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BGC Partners, Inc. of our reports dated April 16, 2008, relating to the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K of BGC Partners, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

New York, NY

October 5, 2009